Exhibit 10.1

RETENTION AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into on June 13, 2006, by and between Keane, Inc., a Massachusetts corporation with its principal place of business at 100 City Square, Boston, Massachusetts 02129 (“Keane” or the “Company”), and Russell J. Campanello (the “Executive”). Keane and the Executive are referred to together herein as the “Parties.”

WHEREAS, Brian T. Keane resigned as President and Chief Executive Officer, effective May 10, 2006;

WHEREAS, to ensure clear leadership and continuity during the period of transition, the Company’s Board of Directors formed an Office of the President, consisting of Richard S. Garnick, John J. Leahy and the Executive;

WHEREAS, in accordance with the Company’s existing succession plan, John J. Leahy has been appointed by the Board as interim President and CEO, while it conducts a search for a permanent CEO;

WHEREAS, in light of these events and to assist in the Executive’s retention, the Compensation Committee of the Board of Directors of the Company has authorized certain payments and benefits to the Executive, in order to compensate him for his additional duties and to assist in his retention during this transition period.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1.                           Term of Employment. Subject to the benefits described in paragraph 4, the Company retains the right to terminate the employment of the Executive at any time, including, without limitation, with or without notice and with or without Cause.

2.                           Restricted Stock. Within 30 days of the effective date of this Agreement, the Executive will be awarded 40,000 shares of restricted stock (the “Shares”), subject to the terms and conditions of the applicable stock option plan and restricted stock agreement.

a.                  In the event that the Executive ceases to be employed by the Company for any reason or for no reason, with or without Cause (the “Employment Termination”), prior to June 14, 2007, the Company shall have the right and option (the “Purchase Option”) to purchase from the Executive, for the amount paid by the Executive per share (the “Option Price”), all or a portion of the Shares as follows:

(i)               If the Employment Termination is effective before December 14, 2006, the Company may exercise the Purchase Option for 100% of the total number of the then-unvested Shares;

(ii)            If the Employment Termination is effective on or after December 14, 2006 but before March 14, 2007, the Company may exercise the Purchase Option for 50% of the total number of the then-unvested Shares;

(iii)         If the Employment Termination is effective on or after March 14, 2007 but before June 14, 2007, the Company may exercise the Purchase Option for 25% of the total number of the then-unvested Shares; and

(iv)        The Company’s Purchase Option shall expire on June 14, 2007.

b.                 Notwithstanding the above paragraph 2(a), if the Executive is terminated without Cause prior to June 14, 2007, the Company agrees to waive its Purchase Option with respect to the unvested portion of the Shares. For the purpose of this paragraph 2(a), “Cause” shall have the same meaning as set forth in the Change-In-Control Agreement by and between the Executive and the Company.

c.                  Notwithstanding the above paragraphs 2(a) and 2(b), if the Company is subject to a Change-In-Control, as defined in the Change-In-Control Agreement by and between the Executive and the Company, the Company agrees to waive its Purchase Option with respect to 50% of the then-unvested portion of the Shares.

3.                           Compensation. From May 10, 2006 until such time as a permanent CEO is appointed and begins employment with the Company, the Executive shall receive $10,000 per month over and above all other compensation to which the Executive is entitled. The additional compensation described in this paragraph 3 shall not constitute, nor should it be construed as, an adjustment to the Executive’s base salary.

4.                           Retention. If, prior to the later of (i) nine months of the date of this Agreement or (ii) the ninetieth day following the appointment and employment of a permanent CEO other than the Executive (the “Transition Period”), the Executive’s employment is terminated by the Company without Cause, or within the 30 day period following the last day of the Transition Period by the Executive for any reason, (the effective date of any such termination being hereinafter referred to as the “Termination Date”) the Company shall continue to pay the Executive the base salary and targeted annual bonus (monthly on a pro rata basis) for one year, both at the rate in effect immediately before the Termination Date. Notwithstanding the foregoing, if the Executive (during the  term of this agreement and prior to the Termination Date) fails to (a)  work in good faith with the Board of Directors or any committee thereof, (b)  perform his reasonably assigned duties for the Company in any material respect, or (c) cooperate with  the other members of the Office of the President in the performance of the duties of such office or otherwise, and the Board of Directors notifies the Executive in writing promptly after the occurrence of such failure and in no event  more than 30 days after the Termination Date that the Company intends to deny the executive the benefits of this paragraph 4 in reliance on such failure, then, the Executive shall not be entitled to the  benefits of this paragraph 4. For the avoidance of doubt, the Executive shall not be entitled to any payments under this paragraph 4 in the event that the Executive is the person appointed as permanent CEO of the Company. Neither the Executive nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under this paragraph 4; provided, however, that if the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any of the payments to be made to the Executive under this paragraph 4 constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is six months after the Termination Date.

5.                           Effect of Agreement on Change-In-Control Agreement.

a.                           Other than as set forth in paragraph 5(b) and paragraph 5(c) below, this Agreement is not intended to modify or supersede the Change-In-Control Agreement by and between the Executive and the Company, which Change-In-Control Agreement shall remain in full force and effect.

b.                          The provision in paragraph 2 of the Change-In-Control Agreement which provides that the Executive shall be entitled to no severance benefits other than those set forth therein is modified and superseded to the extent additional benefits are provided to the Executive pursuant to this Agreement.

c.                           The provision in Section 4 of the Change-In-Control Agreement which provides for the payment of a Gross-Up Payment (as defined therein) under certain conditions shall not apply to payments made under this Agreement, notwithstanding the provision in Section 4(a) of the Change-In-Control Agreement to the contrary.

6.                           Notices

a.                           Each notice, demand, consent or communication (hereinafter “Notice”) which is or may be required to be given by any party to the other party in connection with this Agreement shall be in writing and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the other party as shown below.

b.                          Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

(i)             To the Company:

Legal Department

Attn: Corporate Counsel

Keane, Inc.

100 City Square

Charlestown, MA  02129

(ii)          To the Executive:

At the residence address most recently filed with the Company.

7.                           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Keane may assign its rights, interests or obligations hereunder to: (a) a subsidiary, subdivision or affiliate, provided that Keane shall remain responsible to the Executive for such obligations in the event they are not met by such assignee; or (b) to a person, corporation, organization or other entity that acquires (whether by stock purchase or merger or otherwise) all or substantially all of the business or assets of Keane.

8.                           Miscellaneous.

a.                             This Agreement may be amended or modified only by a written instrument executed by Keane and the Executive.

b.                           This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

c.                            Except in the case of Section 7 above, the term “Keane” or the “Company” shall include Keane, Inc. and any of its subsidiaries, subdivisions and affiliates. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

d.                           This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

e.                            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

f.                              The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

g.                          Keane shall have the right to withhold all applicable income and employment taxes due with respect to any payment made to the Executive under this Agreement.

Executed this 23rd day of June __, 2006.

	By:	/s/ Russell J. Campanello
Russell J. Campanello

Keane, Inc.

	By:	/s/ Phillip Harkins
Phillip Harkins, Chair of the Compensation Committee of the Board of Directors of Keane, Inc.